Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated May 12, 2021, except for the effects of the reverse stock split discussed in Note 13 to the consolidated financial statements, as to which the date is August 2, 2021, relating to the financial statements, which appears in Amendment No. 3 to the Registration Statement on Form S-1 (No. 333-257980) of Eliem Therapeutics, Inc. We also consent to the reference to us under the heading “Experts” in Amendment No. 3 to the Registration Statement on Form S-1 (No. 333-257980) incorporated by reference in this Registration Statement.

/s/ PricewaterhouseCoopers LLP

Seattle, Washington

August 9, 2021